RESOLUTIONS OF THE
BOARD OF DIRECTORS OF
UWHARRIE CAPITAL CORP

 WHEREAS, the persons named below are designated at Reporting Persons of
Uwharrie Capital Corp (the Company) for purposes of Rule 16a (Reporting
Requirement):

 1.   Board of Directors        Uwharrie Capital Corp

 2.   Roger L. Dick       Chief Executive Officer Uwharrie         Capital Corp

 3.   Christy D. Stoner        President & Chief Executive Officer
            The Strategic Alliance Corporation                             (subsidiary of Bank of Stanly),         Strategic Investment Advisors, Inc.           and BOS Agency, Inc.

 4.   Jim L. Strayhorn        President & Chief Executive Officer
            Anson Bank & Trust Co. (subsidiary         bank)

 5.   Willie D. "Bill" Lawhon, Jr.   President & Chief Executive Officer
            Bank of Stanly (subsidiary bank)

 6.   Sanjay V. Mistry        President & Chief Executive Officer
            Cabarrus Bank & Trust Company
             (subsidiary bank)

 FURTHER, all other officers of the Company are excluded from policymaking functions and, therefore, are not Reporting Persons of the Company.

 FURTHER, those persons named will be responsible for complying with the
Pre-Clearance Policy for Uwharrie Capital Corp Stock Transactions as set forth by the Board of Directors and for notifying Tamara M. Singletary, who has been designated as the Company's contact person for stock matters, prior to engaging in any transaction involving or effecting any change in his/her beneficial ownership of equity securities of the Company including, without limitation, any change resulting from any private negotiation trade, market trade through the Company, gifts, custodial accounts, trusts, corporations, partnerships, marriages, deaths, incentive stock options, employee stock purchase plan, employee benefit plan, etc.) in order to prevent violations of Rule 16a and
16b.

 FURTHER, compliance with the reporting rules is the sole responsibility of the individual Reporting Persons and not the Company; however, Tamara M. Singletary will assist persons with reporting forms to ensure timely filings with the Securities and Exchange Commission (SEC).

 FURTHER, the Reporting Persons authorize and designate Roger L. Dick or
Tamara M. Singletary to sign SEC Forms 3, 4 and 5 and file in their behalf, if needed, for fiscal year 2004.  Notice of this signature authorization will be given to the Securities and Exchange Commission by providing a copy of this resolution.

(Approved by the UCC Board of Directors   January 28, 2004)